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News Release

Contact:  Investor Relations                 301 Perimeter Center North
          Monika Brown                       Atlanta, GA  30346
          (770) 668-5926
          Beth Dalton
          (770) 393-6587

            HBOC Announces Charles W. McCall Elected Chairman of the Board

     ATLANTA, February 10, 1998 C HBO & Company (Nasdaq:HBOC) today announced, following its quarterly board of directors meeting, that Holcombe T. Green has retired as chairman of the board of HBOC. Charles W. McCall, HBOC president and chief executive officer, has been elected to replace Green as chairman of the board and will also continue in his current responsibilities.

     "Holcombe has led HBOC through a period of tremendous growth and change both in the healthcare technology market and in the evolution of the company," stated McCall. "His contributions to HBOC have been invaluable."

     The company also announced the formation of HBOC Ventures, Inc., an organization designed to provide venture capital to small companies with promising healthcare technologies. Concurrently, HBOC has entered into a letter agreement with The Ohio Partners, LLC, an Ohio based venture capital fund, whereby the companies plan to initially invest up to $30 million in several companies over the next three years, and the funds will be jointly managed by The Ohio Partners, LLC and HBOC.

     HBOC also reported that the board of directors has approved an amendment to HBOC's Certificate of Incorporation that would increase the number of shares of authorized Common Stock from 250,000,000 to 1,000,000,000. The amendment is subject to stockholder approval at the company's Annual Meeting of Stockholders to be held on May 12, 1998.

     Also at the quarterly board meeting, it was determined that HBOC would pay its quarterly cash dividend of $0.02 (two cents) per share to stockholders of record on March 31, 1998, payable April 22, 1998.

     HBOC delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, electronic commerce, outsourcing and other services to healthcare organizations throughout the world. For more information, visit HBOC's home page at www.hboc.com.


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